EXHIBIT 99.1

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Contact: Dave Southern - Tel. (773) 399-7611
Vice President, Public & Investor Relations

THE MWW GROUP
Public Relations - Tel. (201) 507-9500
Contact: Laurie Terry Fern - Email: lterry@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS COMPLETES ANOTHER STRONG YEAR

Net Income Per Diluted Share of $2.35 for the Year,
Before $0.49 Per Share Net Benefit from Unusual Items,
Compared with $1.56 in Prior Year

4Q diluted EPS (exclusive of unusual items)
$0.65 versus $0.53 in 1999

        CHICAGO, February 14, 2001 – Bally Total Fitness Holding Corporation (NYSE: BFT) today announced results for the year and quarter ended December 31, 2000 with diluted earnings per share for the year of $2.35 (before the net benefit of unusual items of $13.5 million, $0.49 per diluted share) versus $1.56 in the prior year. Net income, inclusive of the effect of unusual items totaled $78.6 million, $2.84 per diluted share for the year. Revenues exceeded $1.0 billion annually, for the first time, an increase of 17% over the prior year.

        Operating income for the year improved 35% to $126.4 million from $93.3 million in the prior year while earnings before interest, taxes, depreciation and amortization (EBITDA) grew to $192.0 million, a 31% improvement over the prior year. The Company’s EBITDA margin continued to expand to over 19% for the year from 17% in the prior year. Cash flows from operations continued to build as well, with a net improvement in operating cash flow of $18.7 million over the prior year, before the effect of retail inventory growth of $8.6 million to support a 54% growth in retail outlets.

        For the quarter, net income before the effects of a non-cash unusual item totaled $18.0 million, an increase of 25% over the prior year quarter. Operating income for the fourth quarter improved 13% to $32.5 million from $28.8 million in the prior year quarter while EBITDA grew to $50.2 million, a 16% improvement over the prior year quarter. During the fourth quarter the company recorded a one-time non-cash charge of $6.5 million ($.24 per diluted share) to write-off its third-party internet investments.

        During the third quarter of 2000, in accordance with Financial Accounting Standard No. 109, Accounting for Income Taxes, the Company reduced its tax valuation allowance against net operating losses realized in prior periods by $20 million.

        "We are pleased to continue posting gains in the key measures of our business," noted Lee Hillman, Chairman of the Board of Directors, CEO and President of Bally Total Fitness. "Particularly gratifying is our operating success in the fourth quarter, despite the extraordinarily harsh weather conditions in the Midwest that affected 35% of our clubs throughout December, and the year ending storm that temporarily shut down most of our operations in the Northeast during one of our busiest periods."

        "While the year 2000 was another period of demonstrated increasing strength for our Company, we are particularly excited about what 2001 will bring," continued Hillman. "Our capital spending for 2001 is progressing as planned, with fewer dollars overall and a greater focus on new club expansion. We came into the new year with more than 15 new club facilities under construction, including nine clubs scheduled to open during the first quarter. Our returns on new clubs continue to be quite attractive." Hillman concluded, "The Bally Total Fitness business model has shown itself to be a great generator of enterprise value and we look forward to continuing to achieve the growth goals we have set for ourselves over the coming months."

# # #

Comparison of the years ended December 31, 2000 and 1999

        Operating income for 2000 was $126.4 million compared to $93.3 million in 1999. The increase of $33.1 million (35%) was due to a $146.1 million increase in net revenue (17%), offset, in part, by an increase in operating costs and expenses of $100.2 million (14%) and a $12.7 million increase in depreciation and amortization. The operating margin before depreciation and amortization increased to 19% from 17% for 1999. Operating income from products and services increased to $38.6 million from $21.0 million in the prior year with an operating margin of 35% in 2000 compared to 34% in 1999.

        The weighted-average number of fitness centers during 2000 increased to 376 from 343 during 1999, a 10% increase, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands from 22 to 34. Net revenue from comparable fitness centers increased 9%. New membership units sold increased 6% over the prior year while the weighted-average selling price of membership contracts sold increased 5%. Total individual memberships grew 3%, in line with expectations. As a result, membership fees originated increased $53.8 million (11%). Dues collected increased $38.6 million (16%) from 1999, reflecting continued improvements in member retention and pricing strategies and an increase attributable to fitness centers operating under the Company’s four upscale brands, which charge higher dues.

        Finance charges earned increased $9.0 million (15%) in 2000 due to the growth in size and consistent higher quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged during the periods.

        The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods.

        Deferral accounting reduced earnings by $5.8 million for 2000 compared to 1999.

Comparison of the three months ended December 31, 2000 and 1999

        Operating income for the fourth quarter of 2000 was $32.5 million compared to $28.7 million in 1999. This increase of $3.8 million (13%) was due to a $28.1 million (13%) increase in net revenue, partially offset by a $21.2 million (12%) increase in operating costs and expenses and an increase in depreciation and amortization of $3.1 million. The operating margin before depreciation and amortization increased to 20% from 19% in the prior year period. Operating income from products and services increased to $9.9 million from $6.5 million in the 1999 quarter with an operating margin of 35% in the 2000 quarter compared to 32% during the prior year period.

        The weighted-average number of fitness centers increased to 382 from 360 in the fourth quarter of 1999, an increase of 6%, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands from 32 to 35. Net revenue from comparable fitness centers increased 6%. New membership units sold during the quarter increased 3% over the prior year period while the weighted-average selling price of membership contracts sold increased 3%. As a result, membership fees originated increased $6.8 million (6%). Dues collected increased $3.7 million (5%) from the 1999 quarter, reflecting continued improvements in member retention and pricing strategies offset by a reduction in dues prepayments resulting from a strategic change in the timing of annual renewal solicitations.

        Finance charges earned during the fourth quarter of 2000 increased $2.8 million (19%) compared to the 1999 quarter due to the growth in size and consistent higher quality of the receivables portfolio. Average interest rates for these finance charges were substantially unchanged between the periods.

        The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods.

        As expected, deferral accounting increased earnings by $6.1 million in the fourth quarter of 2000 versus the 1999 quarter. Of this increase $2.3 million resulted from less deferred revenue origination resulting from the aforementioned reduction in dues prepayments.

Cash Flow

        Cash flow from operating activities for 2000 was a positive $49.2 million compared to $39.1 million in 1999. The $10.1 million improvement principally reflects the continued growth in overall collections from installment contracts receivable and monthly dues, partially offset by growth in inventories of $8.6 million ($7.4 million during the fourth quarter of 2000) supporting increased nutritional and other retail sales, including the expansion of product offerings and a 54% increase in retail outlets to a total of 339 stores by the end of 2000. Seasonally, inventories peak at year-end to support the higher volume of retail traffic associated with first quarter activities. Net installment contracts receivable grew $73.3 million during 2000. Excluding this growth in receivables and inventories, cash provided by operating activities totaled $131.1 million for 2000, a $20.8 million improvement over 1999.

        During 2000, the Company expanded its capacity to attract new members and better serve existing members by investing $108.4 million in property and equipment, including approximately $74 million related to new fitness centers, and major upgrades and expansions, including new equipment, of existing fitness centers, and $4.8 million to purchase land and buildings for new clubs and existing leaseholds. In addition, we acquired 14 clubs with a net cash investment of $4.1 million. As of December 31, 2000, the Company had drawn $69.5 million on its $100 million revolving credit line and had outstanding letters of credit totaling $4.6 million.

*     *     *     *     *

        Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately four million members and more than 385 facilities located in 28 states and Canada. With more than 120 million annual visits by members to its fitness centers, Bally Total Fitness provides a unique platform for distribution of products and services to active, fitness-conscious adult consumers.

# # #

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
                                                              Year ended December 31
                                                         ---------------------------
                                                                 2000           1999
                                                         ------------   ------------
Net revenues:
  Membership revenues -
    Initial membership fees on financed
      memberships originated                             $    518,413   $    465,443
    Initial memberships fees on paid-in-full
      memberships originated                                   24,576         23,721
    Dues collected                                            281,509        242,952
    Changes in deferred revenues                              (12,395)        (4,078)
                                                         ------------   ------------
                                                              812,103        728,038
  Finance charges earned                                       68,462         59,449
  Products and services                                       110,976         62,616
  Miscellaneous revenue                                        15,607         10,995
                                                         ------------   ------------
                                                            1,007,148        861,098
Operating costs and expenses:
  Fitness center operations                                   467,705        423,001
  Products and services                                        72,364         41,570
  Member processing collection centers                         43,883         41,213
  Advertising                                                  51,442         47,766
  General and administrative                                   28,946         27,169
  Provision for doubtful receivables                          158,729        139,627
  Change in deferred membership origination costs              (7,934)        (5,444)
                                                         ------------   ------------
                                                              815,135        714,902
                                                         ------------   ------------
Operating income before depreciation and
  amortization ("EBITDA")                                     192,013        146,196
Depreciation and amortization                                  65,605         52,857
                                                         ------------   ------------
Operating income                                              126,408         93,339
Interest income                                                 1,760          2,369
Interest expense                                              (62,058)       (52,394)
Other                                                          (6,500)           -
                                                         ------------   ------------
Income before income taxes and cumulative effect
  of a change in accounting principle                          59,610         43,314
Income tax benefit (provision)                                 19,000           (870)
                                                         ------------   ------------
Income before cumulative effect of a change in
  accounting principle                                         78,610         42,444
Cumulative effect of a change in accounting principle,
  net of income tax                                               -             (262)
                                                         ------------   ------------
Net income                                               $     78,610   $     42,182
                                                         ============   ============
Basic earnings per common share:
  Income before cumulative effect of a change in
    accounting principle                                 $       3.29   $       1.81
  Cumulative effect of a change in accounting principle           -             (.01)
                                                         ------------   ------------
  Net income per common share                            $       3.29   $       1.80
                                                         ============   ============
Average common shares outstanding                          23,858,486     23,382,288

Diluted earnings per common share:
  Income before cumulative effect of a change in
    accounting principle                                 $       2.84   $       1.56
  Cumulative effect of a change in accounting principle           -             (.01)
                                                         ------------   ------------
  Net income per common share - assuming dilution        $       2.84   $       1.55
                                                         ============   ============
Average diluted common shares outstanding (includes
  3,793,551 and 3,853,543 common equivalent shares
  in 2000 and 1999, respectively)                          27,652,037     27,235,831

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                      Three months ended December 31
                                                      ------------------------------
                                                                 2000           1999
                                                         ------------   ------------
Net revenues:
  Membership revenues -
    Initial membership fees on financed
      memberships originated                             $    107,511   $    101,054
    Initial memberships fees on paid-in-full
      memberships originated                                    6,151          5,800
    Dues collected                                             72,643         68,959
    Changes in deferred revenues                               14,373          9,301
                                                         ------------   ------------
                                                              200,678        185,114
  Financed charges earned                                      17,700         14,903
  Products and services                                        28,391         20,298
  Miscellaneous revenue                                         5,446          3,814
                                                         ------------   ------------
                                                              252,215        224,129
Operating costs and expenses:
  Fitness center operations                                   117,660        104,884
  Products and services                                        18,499         13,819
  Member processing collection centers                         11,364         10,903
  Advertising                                                  11,193         10,240
  General and administrative                                    8,273          7,303
  Provision for doubtful receivables                           34,602         32,217
  Change in deferred membership origination costs                 403          1,428
                                                         ------------   ------------
                                                              201,994        180,794
                                                         ------------   ------------
Operating income before depreciation and
  amortization ("EBITDA")                                      50,221         43,335
Depreciation and amortization                                  17,704         14,581
                                                         ------------   ------------
Operating income                                               32,517         28,754
Interest income                                                   351            540
Interest expense                                              (14,558)       (14,589)
Other                                                          (6,500)           -
                                                         ------------   ------------
Income before income taxes                                     11,810         14,705
Income tax provision                                             (275)          (290)
                                                         ------------   ------------
Net income                                               $     11,535   $     14,415
                                                         ============   ============

Basic earnings per common share                          $        .48   $        .61
                                                         ============   ============
Average common shares outstanding                          24,041,065     23,578,748

Diluted earnings per common share                        $        .41   $        .53
                                                         ============   ============
Average diluted common shares outstanding (includes
  3,876,203 and 3,869,650 common equivalent shares
  in 2000 and 1999, respectively)                          27,917,268     27,448,398

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
                                                                         December 31
                                                         ---------------------------
                                                                 2000           1999
                                                         ------------   ------------
                      ASSETS

Current assets:
  Cash and equivalents                                   $     13,074   $     23,450
  Installment contracts receivable, net                       286,053        246,966
  Other current assets                                         61,516         46,185
                                                         ------------   ------------
    Total current assets                                      360,643        316,601

Installment contracts receivable, net                         273,421        239,177
Property and equipment, less accumulated depreciation
  and amortization of $435,860 and $382,897                   558,277        473,111
Intangible assets, less accumulated amortization
  of $72,071 and $64,554                                      153,113        137,156
Deferred income taxes                                          68,115         39,444
Deferred membership origination costs                         114,129        106,195
Other assets                                                   32,926         36,873
                                                         ------------   ------------
                                                         $  1,560,624   $  1,348,557
                                                         ============   ============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                       $     54,819   $     49,629
  Income taxes payable                                          3,703          3,063
  Deferred income taxes                                        49,217         40,933
  Accrued liabilities                                          66,566         59,197
  Current maturities of long-term debt                         17,589          9,505
  Deferred revenues                                           306,493        290,123
                                                         ------------   ------------
    Total current liabilities                                 498,387        452,450

Long-term debt, less current maturities                       674,349        593,903
Other liabilities                                               7,299          6,531
Deferred revenues                                              82,747         83,214
Stockholders' equity                                          297,842        212,459
                                                         ------------   ------------
                                                         $  1,560,624   $  1,348,557
                                                         ============   ============

Notes to Condensed Financial Statements:

Installment contracts receivable:
                                                                         December 31
                                                         ---------------------------
                                                                 2000           1999
                                                         ------------   ------------
Current:
  Installment contracts receivable                       $    403,777   $    355,029
    Unearned finance charges                                  (49,601)       (41,515)
    Allowance for doubtful receivables and cancellations      (68,123)       (66,548)
                                                         ------------   ------------
                                                         $    286,053   $    246,966
                                                         ============   ============

Long-term:
  Installment contracts receivable                       $    361,812   $    319,034
    Unearned finance charges                                  (24,237)       (20,367)
    Allowance for doubtful receivables and cancellations      (64,154)       (59,490)
                                                         ------------   ------------
                                                         $    273,421   $    239,177
                                                         ============   ============

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                       Three months ended                 Year ended
                                              December 31                December 31
                                    ---------------------      ---------------------
                                         2000        1999           2000        1999
                                    ---------   ---------      ---------   ---------

Balance at beginning of period      $ 154,043   $ 136,436      $ 126,038   $ 106,301
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries          (92,165)    (74,946)      (330,837)   (272,586)
Provision for cancellations
  (classified as a direct
  reduction of revenues)               35,797      32,331        178,347     152,696
Provision for doubtful
  receivables                          34,602      32,217        158,729     139,627
                                    ---------   ---------      ---------   ---------

Balance at end of period            $ 132,277   $ 126,038      $ 132,277   $ 126,038
                                    =========   =========      =========   =========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
                                                              Year ended December 31
                                                         ---------------------------
                                                                 2000           1999
                                                         ------------   ------------

Operating:
  Income before cumulative effect of a change in
    accounting principle                                 $     78,610   $     42,444
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense                69,381         56,175
    Provision for doubtful receivables                        158,729        139,627
    Change in operating assets and liabilities               (257,553)      (199,164)
                                                         ------------   ------------
  Cash provided by operating activities                        49,167         39,082

Investing:
  Purchases and construction of property and equipment       (108,394)      (119,089)
  Acquisitions of businesses and other                         (4,066)       (18,921)
                                                         ------------   ------------
  Cash used in investing activities                          (112,460)      (138,010)

Financing:
  Debt transactions -
    Net borrowings under revolving credit agreement            69,500         75,000
    Repayments of other long-term debt                        (18,661)       (11,274)
    Debt issuance and refinancing costs                           -           (6,425)
                                                         ------------   ------------
  Cash provided by debt transactions                           50,839         57,301

Equity transactions -
  Proceeds from issuance of common stock under stock
    purchase and options plans                                  2,078          2,252
  Purchases of common stock for treasury                          -           (1,557)
                                                         ------------   ------------
  Cash provided by financing activities                        52,917         57,996
                                                         ------------   ------------

Decrease in cash and equivalents                              (10,376)       (40,932)
Cash and equivalents, beginning of period                      23,450         64,382
                                                         ------------   ------------
Cash and equivalents, end of period                      $     13,074   $     23,450
                                                         ============   ============

# # #